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                           November 2, 2020

       George Peng
       Chief Financial Officer
       Leisure Acquisition Corp.
       250 West 57th Street, Suite 415
       New York, New York 10107

                                                        Re: Leisure Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 20,
2020
                                                            File No. 001-38306

       Dear Mr. Peng:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Ruairi
Regan at 202-551-3269 if you have any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Real Estate & Construction
       cc:                                              Daniel L. Forman, Esq.